EXHIBIT (8)
601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, DC 20004-2601

202-756-3300
Fax: 202-756-3333
www.alston.com

Charles W. Wheeler	Direct Dial: 202-756-3308	E-mail: cwheeler@alston.com
November 21, 2005
Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288-0630
Ladies and Gentlemen:
We have acted as special counsel to Wachovia Corporation (“Wachovia”), a North Carolina corporation, in connection with the proposed merger (the “Parent Merger”) of Westcorp, a California corporation, with and into Wachovia and the proposed merger (the “Subsidiary Merger”) of Merger Sub with and into WFS Financial Inc. (“WFS”) pursuant to the Agreement and Plan of Merger, as amended and restated, dated as of September 12, 2005, by and among Wachovia, Westcorp, Western Financial Bank, a federal saving bank, and WFS (the “Agreement”). At your request, and in connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), we are rendering our opinions concerning the United States federal tax consequence of the Parent Merger and the Subsidiary Merger.
In rendering the opinions expressed herein, we have relied, with the consent of each of Wachovia, Westcorp, and WFS, upon the accuracy and completeness of the statements and representations contained in the certificate of representations of the officers of each of Wachovia, Westcorp and WFS (the “Certificates”) dated as of November 21, 2005. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Parent Effective Time and the Subsidiary Effective Time, as applicable, and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. We have also relied upon the accuracy of the Agreement, the Registration Statement and the Joint Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used

One Atlantic Center	Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court,
1201 West Peachtree Street	101 South Tryon Street,	New York, NY 10016	Suite 600
Atlanta, GA 30309-3424	Suite 4000	212-210-9400	Raleigh, NC 27604-1062
404-881-7000	Charlotte, NC 28280-4000	Fax: 212-210-9444	919-862-2200
Fax: 404-881-7777	704-444-1000		Fax: 919-862-2260
Fax: 704-444-1111

Wachovia Corporation
November 21, 2005

and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations issued thereunder.
We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Parent Merger will qualify as a statutory merger under the applicable laws of the States of North Carolina and California; (iii) the Subsidiary Merger will qualify as a statutory merger under the applicable laws of the State of California; and (iv) the Parent Merger and the Subsidiary Merger will be reported by Wachovia, Westcorp and WFS on their respective federal income tax returns in a manner consistent with the opinions set forth below.
Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:
•	The Parent Merger and the Subsidiary Merger will each constitute a reorganization under section 368(a) of the Code;

•	Each of Wachovia, Westcorp and WFS will be a party to a reorganization within the meaning of section 368(b) of the Code;

•	No gain or loss will be recognized by a shareholder of Westcorp who exchanges all of his or her shares of Westcorp common stock solely for shares of Wachovia common stock, except for any gains recognized with respect to cash received instead of a fractional share of Wachovia common stock;

•	No gain or loss will be recognized by a shareholder of WFS who exchanges all of his or her shares of WFS common stock solely for shares of Wachovia common stock, except for any gain recognized with respect to cash received instead of a fractional share of Wachovia common stock;

•	The aggregate tax basis of the shares of Wachovia common stock received by holders of Westcorp common stock or WFS common stock, as the case may be, who exchange all of their Westcorp common stock or WFS common stock for shares of Wachovia common stock generally will be the same as the aggregate tax basis of the shares of Westcorp common stock or WFS common stock surrendered in exchange therefor reduced by any amount allocable to a fractional share of Wachovia for which cash is received; and

•	The holding period of the shares of Wachovia common stock received by holders of Westcorp common stock or WFS common stock, as the case may be, generally will include the holding period of shares of Westcorp common stock or WFS common stock surrendered in exchange therefor.

Wachovia Corporation
November 21, 2005

For United States federal income tax purposes, a Westcorp shareholder or WFS shareholder who receives cash instead of a fractional share of Wachovia common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the shareholder’s adjusted tax basis in the shares of Wachovia common stock allocable to the fractional share for which cash was received. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the shareholder’s holding period in the shares of Westcorp common stock or WFS common stock exchanged for the cash in lieu of a fractional share of Wachovia common stock is greater than one year.
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.
This opinion relates solely to material United States federal income tax consequences of the Parent Merger and the Subsidiary Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect.
No opinion is expressed with respect to the United States federal income tax consequences to holders of Westcorp or WFS common stock subject to special treatment under United States federal income tax law, such as holders of Westcorp or WFS common stock, if any, who hold their Westcorp or WFS common stock other than as a capital asset, who received their Westcorp or WFS common stock upon the exercise of employee stock options or otherwise as compensation, who hold Wachovia, Westcorp or WFS common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons.

Sincerely,
/s/ Charles W. Wheeler

Charles W. Wheeler Partner